Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated January 24, 2004 in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-119974) and related Prospectus of Reebok International Ltd. for the registration of $350,000,000 of Series B 2% Convertible Debentures due May 1, 2024.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 12, 2004